Exhibit B

Pyramid Oil Company

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is made effective as of the ____ day of September 2013 by and between John E. Turco, an individual and Corotto Company, a California corporation, both having an address of P.O Box 2437, San Jose, CA 95109 (collectively Turco and Corotto Company shall be referred to as the “Sellers”) and Michael D. Herman, an individual having an address of P.O. Box 81740, Las Vegas, NV 89180 (“Buyer”).

Recitals

A.                John E. Turco is the beneficial owner of 216,391 shares of common stock of Pyramid Oil Company, a California corporation (the “Company”).

B.                 Corotto Company is the beneficial owner of 27,188 shares of common stock of the “Company.

C.                 Sellers desire to sell all of their shares of Company common stock (the “Shares”) to Buyer under the terms and conditions set forth herein; and

D.                Buyer desires to purchase the Shares from Sellers.

Agreement

THEREFORE, in consideration of the mutual covenants, promises, agreements, representations and warranties herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties), the parties covenant and agree as follows:

1.	Purchase and Sale

1.1              Purchase and Sale. On the basis of the representations and warranties of the parties to this Agreement and subject to the terms and conditions of this Agreement, Buyer shall purchase from Sellers, and the Sellers shall sell to Buyer, the Shares free and clear of any and all security interests, agreements, restrictions (except for those imposed by applicable law), claims, liens pledges and encumbrances of any nature or kind.

1.2              Purchase Price. The purchase price of the Shares is $6.00 per share for an aggregate consideration of $1,461,474 (the “Purchase Price”) payable by cashier’s check or wire transfer. Of this amount $1,298,346 shall be paid to John Turco and $163,128 shall be paid to Corotto Company. The parties acknowledge that the Shares are currently trading on the NYSE MKT and the closing bid on September 6, 2013 was $4.29.

1.3              Closing. The closing of the transaction contemplated hereby shall occur at the offices of TroyGould PC, 1801 Century Park East, Suite 1600, Los Angeles, CA 90067-2367 at such time as both Buyer and Sellers have provided to the William D. Gould, Esq., on behalf of the Company the share certificates for the Shares, delivered signed copies of this Agreement, stock powers (each with a medallion guarantee and each generally in the form attached hereto), the Purchase Price and any other documents necessary to close the transaction. Upon the closing, the Company shall notify the transfer agent of such transfer, and the transfer will be promptly reflected on the books and records of the Company. The closing of the transaction contemplated in this Agreement is contingent upon the simultaneous closing of a similar transaction between the Buyer and John H. Alexander in accordance with the terms of a stock purchase agreement therefor.

2.                  Representations and Warranties of Sellers. Each Seller represents and warrants to Buyer (which representations and warranties shall survive the closing of the transactions contemplated in this Agreement), with the intent that Buyer will rely thereon in entering into this Agreement and in concluding the purchase and sale of the Shares as contemplated herein, that:

(a)	Seller is the beneficial owner of the Shares, Seller possess good and merchantable title to the Shares, and owns the Shares free and clear of any and all security interests, agreements, restrictions, claims, liens pledges and encumbrances of any nature or kind.
(b)	There are no written instruments, buy-sell agreements, registration rights or agreements, voting agreements or other agreements imposing any restrictions upon the transfer, prohibiting the transfer of or otherwise pertaining to the Shares or the ownership thereof.
(c)	Seller has the absolute and unconditional right to sell, assign, transfer and deliver the Shares to Buyer in accordance with this Agreement.
(d)	Seller has the legal capacity and authority to enter into this Agreement. This Agreement is a valid and legally binding obligation of Seller and is fully enforceable against Seller in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, the relief of debtors, specific performance, injunctive relief and other equitable remedies.
(e)	Seller acquired the Shares for the Seller’s own account for investment only and not with a view towards distribution.
(f)	Seller has obtained advice from independent counsel and its own investment, financial, tax or accounting advisors with respect to this Agreement and the sale of the Shares to the extent that he/it desires to do so and is not relying on any representations, except those set forth in this Agreement, or any advice from the Buyer, the Buyer’s attorneys, or the Company regarding this Agreement, its content or effect.

3.                  Representations and Warranties of Buyer. Buyer represents and warrants to Sellers (which representations and warranties shall survive the closing of the transactions contemplated in this Agreement), with the intent that Sellers will rely thereon in entering into this Agreement and in concluding the purchase and sale of the Shares as contemplated herein, that

(a)	Buyer has the legal capacity and authority to enter into this Agreement. This Agreement is a valid and legally binding obligation of Buyer and is fully enforceable against Buyer in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, the relief of debtors, specific performance, injunctive relief and other equitable remedies.
(b)	Buyer is acquiring the Shares for Buyer’s own account for investment only and not with a view towards distribution.
(c)	Buyer has received and reviewed such information about the Company’s business and proposed business, assets, financial condition, management, risks relating to the Company and the business and proposed business in which the Company conducts its operations, and such other information regarding the acquisition of the Shares as the Buyer has (in consultation with such advisors as the Buyer has deemed appropriate) determined to be necessary or appropriate in the circumstances; and further acknowledges that he or his representatives have been afforded the opportunity to ask such questions as the Buyer or its representatives have deemed necessary.
(d)	Buyer has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, having been represented by advisors to the extent it deemed appropriate, and has so evaluated the merits and risks of such investment and is able to bear the economic risk of such investment and, at the present time, is able to afford a complete loss of such investment.
(e)	Buyer acknowledges that the Shares have been offered and sold without registration under the Securities Act of 1933, as amended, or under similar provisions of state law.
(f)	Buyer understands that the Shares it is purchasing are characterized as “restricted securities” under the federal securities laws and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act of 1933, only in certain limited circumstances and further understands that there is no market for the Shares, and there may never be a market.
(g)	Buyer has obtained advice from independent counsel and his own investment, financial, tax or accounting advisors with respect to this Agreement and the purchase of the Shares to the extent that he desires to do so and is not relying on any representations, except those set forth in this Agreement, or any advice from the Seller, the Seller’s attorneys, or the Company regarding this Agreement, its content or effect.

4.	Miscellaneous

4.1              Further Assurances. The parties to this Agreement hereby agree to execute and deliver all such further documents and instruments and do all acts and things as may be necessary or convenient to carry out the full intent and meaning of and to effect the transactions contemplated by this Agreement.

4.2              Governing Law. In the event of any dispute between them relating to this Agreement, the parties agree that the law of the State of California shall control.

4.3              Survival. This Agreement, including without limitation the representations and warranties contained herein, shall survive and continue in full force and effect and be binding upon the parties hereto notwithstanding the completion of the purchase of the Shares as contemplated herein.

4.4              Counterparts; Facsimile or PDF Signatures. This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement. Any signature page delivered by a fax machine or as a PDF (portable document format) shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto.

4.5              Severability. Each provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the legality or validity of the remainder of the Agreement.

4.6              Entire Agreement. Except as expressly provided in this Agreement and in the agreements, instruments and other documents contemplated or provided for herein, this Agreement contains the entire agreement between the parties with respect to the sale of the Shares and there are no other terms, conditions, representations or warranties, whether expressed, implied, oral or written, by statute or common law.

4.7              Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns, but no party may assign, delegate or otherwise transfer any of their rights, duties or obligations hereunder or interest herein without the written consent of the other party hereto.

4.8              Authority. Any person executing this Agreement on behalf of an entity thereby represents and warrants to each other party hereby that such person has executed this Agreement on behalf of the entity with all necessary and appropriate authority of that entity.

4.9              Further Assurances. The Sellers and the Buyer shall from time to time on or after the closing date execute and deliver to the other such further assignments, endorsements and other documents as any party shall reasonably request in order to carry out the terms of this Agreement.

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IN WITNESS WHEREOF the parties hereto have duly executed this as of the date first above mentioned.

BUYER	SELLERS

Corotto Company

By:
Name:
Title:

John E. Turco

The foregoing stock purchase agreement be and hereby is accepted by Pyramid Oil Company and Pyramid Oil Company agrees that it will transfer the Shares on its records and recognize the Buyer as the shareholder of record from and after the date hereof.

Pyramid Oil Company

By:	Date:
Name:
Title:

Attachments:

1.	Stock Power for transfer of shares by John E. Turco
2.	Stock Power for transfer of shares by Corotto Company